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                                                               EXHIBIT (a)(1)(D)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                               IKOS SYSTEMS, INC.
                                       AT
                              $11.00 NET PER SHARE
                                       BY

                              FRESNO CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF

                          MENTOR GRAPHICS CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
            TUESDAY, JANUARY 8, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                December 7, 2001
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     This letter relates to the offer being made by Mentor Graphics Corporation, an Oregon corporation ("Mentor"), through Fresno Corporation, a Delaware corporation ("Purchaser"), a wholly-owned subsidiary of Mentor, to purchase all of the issued and outstanding common stock, par value $0.01 per share (the "Shares"), of IKOS Systems, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated January 22, 1999, between the Company and Bank Boston, N.A., as amended (the "Rights Agreement"), at a price of $11.00 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 7, 2001 and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the "Offer").

     Unless the Rights Condition (as defined in the Offer to Purchase) is satisfied, the Company's stockholders will be required to tender one Right for each Share tendered in order to effect a valid tender of Shares in accordance with the procedures set forth in "The Offer -- Procedures for Tendering Shares and Rights" of the Offer to Purchase. Unless the Distribution Date (as defined in the Offer to Purchase) occurs, a tender of Shares will also constitute a tender of the associated Rights.

     The Offer is conditioned upon, among other things, the following:

     - That the Company's stockholders validly tender and do not withdraw prior to the expiration date of the Offer a number of Shares, including the associated Rights, representing, together with the Shares owned by Mentor, at least a majority of the total number of outstanding Shares on a fully diluted basis.

     - That Mentor is satisfied, in its sole discretion, that the Agreement and Plan of Merger and Reorganization dated July 2, 2001 among the Company, Synopsys, Inc. and Oak Merger Corporation (the "Synopsys Agreement") has been terminated in accordance with the terms of such agreement as in effect on the date of the Offer to Purchase or such other terms as may be satisfactory to Mentor in its sole discretion.

     - That the termination fee provision in the Synopsys Agreement has been invalidated or the obligations to pay any amounts pursuant to such provision have been terminated, without any termination fee, or any portion thereof, having been paid by the Company or any of its affiliates pursuant to the Synopsys Agreement.
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     - That the board of directors of the Company redeems the Rights in accordance with the terms of such Rights as in effect at such time or Mentor is satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger of Purchaser with and into the Company (the "Proposed Merger").

     - That Mentor is satisfied, in its sole discretion, that the provisions of
       Section 203 of the Delaware General Corporation Law do not apply to or otherwise restrict the Offer and the Proposed Merger.

     - That the Company's stockholders do not approve the Synopsys Agreement.

     - That the Company has not entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Mentor of the acquisition of the Company.

     - That any waiting periods under applicable antitrust laws have expired or have been terminated.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  Offer to Purchase dated December 7, 2001;

          2. Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Wilmington Trust Company ("the Depositary") by the Expiration Date (as defined in the Offer to Purchase);

          4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          5.  Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JANUARY 8, 2002, UNLESS THE OFFER IS EXTENDED.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares and Rights pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares and Rights pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 Midnight, New York City time, on Tuesday, January 8, 2002.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MENTOR GRAPHICS CORPORATION
                                          FRESNO CORPORATION

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     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
THE AGENT OF PURCHASER, MENTOR, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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